Contract White Label Gateway

Processing Service

This Contract White Label Gateway Processing Service dated as March 30, 2015 is by and between:

Global Humax Capital Management Inc.

Southeast Financial Center

200 South Biscayne Boulevard

Suite 2790

Miami, FL 33131

U.S.A.

and

Global Humax Cyprus Ltd.

61-63 Lord Byron Street

6023 Larnaca

Cyprus

This Gateway Processing Agreement (hereinafter the “Agreement”) is made and entered into as of March 30, 2015 (the “Effective Date”) by and between Global Humax Capital Management Inc., (hereinafter “GH”) whose address is Southeast Financial Center, 200 South Biscayne Boulevard, Suite 2790, Miami, FL 33131, U.S.A. and Global Humax Cyprus Ltd., (hereinafter “CLIENT”), whose address is 61-63 Lord Byron Street, 6023 Larnaca, Cyprus. GH and Client are referred to herein collectively as “Parties” and “Party” individually.

WHEREAS, GH is engaged in the business of providing gateway processing services to merchants with whom GH has entered into a gateway processing agreement, including, (i) authorization, data capture and settlement communication services (collectively, the “Gateway Processing Services”), and

WHEREAS, CLIENT desires to obtain and GH is willing to supply certain gateway processing services on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

1. Definitions.

The following words have the following meanings when used in this Agreement:

1.1 Confidential Information: means any non-public data or information, oral or written, pertaining to the disclosing Party’s (or, if disclosing Party is bound to protect the confidentiality of any third party's information, such third party's) past, present, or future research, development or business activities, including any unannounced product(s) and service(s), any information relating to services, developments, inventions, processes, plans, financial information, forecasts, and projections and the financial terms of this Agreement. Notwithstanding the foregoing, Confidential Information will not be deemed to include information if: (i) it was already known to the receiving Party prior to the date of this Agreement as established by documentary evidence; (ii) it is in or has entered the public domain throuGHno breach of this Agreement or other wrongful act of the receiving Party; (iii) it has been rightfully received by the receiving Party from a third party and without breach of any obligation of confidentiality of such third party to the owner of the Confidential Information; (iv) it has been approved for release by written authorization of the owner of the Confidential Information; (v) demographic, product purchasing data or similar market analysis information derived by GH from the information described in the preceding sentence; or (v) it is required to be disclosed pursuant to final binding order of a governmental agency or court of competent jurisdiction, provided that the disclosing Party has been given reasonable notice of the pendency of such an order and the opportunity to contest it.

1.2 Intellectual Property Rights: means all (a) copyrights, patent rights, trade names,

mask-work rights, trade secrets, moral rights, author's rights, algorithms, rights in packaging, goodwill and other intellectual property rights, and all renewals and extensions thereof, regardless of whether any of such rights arise under the laws of the United States or any other state, country or jurisdiction; (b) intangible legal rights or interests evidenced by or embodied in any idea, design, concept, technique, invention, discovery, enhancement or improvement, regardless of patentability, but including patents, patent applications, trade secrets, and know-how; and (c) all derivatives of any of the foregoing.

2. GH Services.

GH will perform the following services for CLIENT.

2.1 GH will provide access to CLIENT to the GH software plug-in and documentation.

2.2 GH hereby provides a license for CLIENT to issue commerce transactions via GH’s gateway using GH’s software plug-in for the express purpose of utilizing GH’s gateway for processing services.

2.3 If CLIENT requests, GH will provide access to the GH development server which will then be available to CLIENT for non-exclusive use for the life of this contract.

2.4 GH will provide support to CLIENT during initial testing of CLIENT test transactions on the GH system.

2.5 GH will provide CLIENT with access to GH’s online reporting interface.

2.6 GH will provide CLIENT with Gateway Processing Services selected on the Exhibit A to this Agreement (the "Services").

2.7 At CLIENT’s written request and GH’s written accord, GH may provide consulting services at the rate of seventy-five ($75) dollars per half hour.

2.8 GH will deliver to CLIENT an invoice for monthly transaction fees relating to the selected Services set forth on the Exhibit A to this Agreement on or near the first (1st) business day of each month following the month in which the Services are provided (the "GH Invoice").

US-based CLIENT will allow GH to deduct via ACH the amount due under the GH Invoice on or after the first (1st) day of the month following the month in which the Services are provided.

CLIENT will incur an additional fee of twenty-five dollars ($25) for each bounced or rejected ACH transaction. If CLIENT is based outside of the United States, then CLIENT will send an international wire in USD (United States Dollars) to GH on a monthly basis, upon receipt of invoice. CLIENT agrees and understands that GH charges twenty dollars ($20 USD) for each

US wire and fifty dollars ($50 USD) for each international wire. Interest will accrue on any unpaid fees owed by the CLIENT to GH at a rate of 1.5% per month.

2.9 GH covenants and agrees that it will utilize the credit card and/or customer information given to it for no other purpose other than to perform the services provided under this Agreement.

2.10 If CLIENT selects Transaction Processing and Customer Support Services on Exhibit A of this Agreement, GH covenants and agrees that it will provide customer support services via email and phone to CLIENT’s customers. These services will be available twenty four (24) hours a day, seven (7) days a week, three hundred sixty five (365) days per year, barring any unforeseen issues beyond its control such as acts of God, acts of civil or military authority, government regulation, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, floods, earthquakes, nuclear accidents, strikes, power blackouts, unusually severe weather conditions or acts or omissions of the telecommunication common carriers, Internet service interruption caused by Internet service provider.

2.11 If CLIENT selects Transaction Processing and Iovation® services on Exhibit A of this Agreement, GH covenants and agrees that it will provide Iovation® device fingerprinting services to CLIENT. These services consist of real-time application level connection to the Iovation® Device Reputation Authority™ system for device identification and reputation check requests. In addition the services include access to Iovation’s Administrative Console for analytics, reporting and adding evidence of fraud. GH does not provide any warranties for Iovation’s services.

2.12 If CLIENT selects Transaction Processing and CDRN® services on Exhibit A of this Agreement, GH covenants and agrees that it will provide Verifi CDRN® (Cardholder Dispute Resolution Network) platform services to CLIENT. GH does not provide any warranties for Verifi’s services.

2.13 If CLIENT selects Transaction Processing and 3D Secure services on Exhibit A of this

Agreement, GH covenants and agrees that it will provide 3D Secure services to CLIENT when applicable and requested.

3. Term and Termination.

3.1 The initial term of this Agreement is for one (1) year from the Effective Date.

Thereafter this Agreement will renew automatically for additional terms of one (1) year (each such term hereinafter an "Additional Term") unless (i) CLIENT gives written notice of termination to GH of no fewer than thirty (30) calendar days, or (ii) GH gives notice to CLIENT of no fewer than sixty (60) calendar days, prior to any such renewal that the Agreement will not so renew.

CLIENT can terminate Agreement at any time by giving GH thirty (30) days written notice.

3.2 The Agreement may be terminated by either Party at any time in the event of a material breach by the other Party that remains uncured after thirty (30) day written notice thereof. The Parties acknowledge that non-payment of fees constitutes a material breach of this Agreement.

3.3 In the event that GH reasonably believes that CLIENT's conduct or CLIENT's products or their contents violate applicable law, injure the reputation of GH, or pose a threat to GH's systems, equipment, processes, or Intellectual Property Rights (as defined in Section 1 of this Agreement), GH may discontinue providing the Services.

3.4 The Agreement may be terminated by either Party effective immediately and without any requirement of notice, in the event that (i) the other Party by files a petition in bankruptcy, files a petition seeking any reorganization, arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors; (ii) a receiver, trustee, or similar officer is appointed for the business or property of such Party; (iii) any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against such Party and not stayed, enjoined, or discharged within sixty (60) days; or (iv) the other Party adopts a resolution for discontinuance of its business or for dissolution.

4. Intellectual Property Rights.

All Intellectual Property Rights not specifically granted in this Agreement are reserved by the Parties. CLIENT agrees that all Intellectual Property Rights created by GH in connection with this Agreement and all the documentation therefore and all renewals and extensions thereof will be entirely GH's property, free of any claims whatsoever by CLIENT. GH will have the sole and exclusive right to register such Intellectual Property Rights.

5. Confidential Information.

5.1 Each Party acknowledges and agrees that any confidential, non-public information received from the other Party will be the sole and exclusive property of the other party and may not be used or disclosed except as necessary to perform the obligations required under this Agreement.

5.2 During the term of this Agreement, upon CLIENT’s written or emailed request with thirty (30) days notice, GH will provide an export of CLIENT’s customer and recurring databases to a Payment Card Industry (PCI) Data Security Standard certified facility of CLIENT’s choosing.

6. Disclosure of the Existence of the Agreement.

Each Party is permitted to disclose the existence of the Agreement without the consent of the other.

7. Limitation of Liability.

7.1 Other than with respect to the Parties’ confidentiality obligations and indemnification obligations under this Agreement, under no circumstances, will (i) either Party be liable to the other Party or any third party for indirect, incidental, consequential, special or exemplary damages (even if that Party has been advised of the possibility of such damages), arising from the use or inability to use the services or any other provision of this agreement, such as, but not limited to, loss of revenue or anticipated profits or lost business, costs of delay, any failure of delivery, costs of lost or damaged data or documentation, or liabilities to third parties arising from any source or (ii) be liable to the other Party or any third party for any damages arising out of the services or otherwise arising out of this agreement in excess of the amount of fees actually paid to GH by CLIENT pursuant to Section 2 of this Agreement.

7.2 CLIENT bears (i) all collection risk (including, without limitation, credit card fraud and any other type of credit fraud) with respect to sales of its products and (ii) all responsibility and liability for the proper payment of all taxes which may be levied or assessed (including, without limitation, sales taxes) in respect of sales of its products.

7.3 CLIENT is solely responsible for maintaining complete backup records of all information relating to its customers' orders, inquiries and purchases and any other customer information. GH stores, backs up and utilizes only the information necessary to facilitate transaction processing and associated services selected on Exhibit A of this Agreement.

7.4 GH has no obligation to attempt to monitor or regulate the contents of the CLIENT’s website and CLIENT agrees to hold GH harmless in the event that the content of any of the content is found to be illegal. CLIENT hereby represents and warrants to GH that the website contents do not infringe on or violate the Intellectual Property Rights of any third party and will not contain any content which violates any applicable law, regulation or third party right.

8. Representation and Warranties.

8.1 GH represents and warrants to CLIENT that (a) GH is authorized to enter into this Agreement without the violation of any applicable law, rule or regulation or any right or contract with any third party; (b) the intellectual property provided by GH under this Agreement, including, without limitation, the plug-in and Services as used by CLIENT as contemplated by this Agreement do not and will not infringe or misappropriate third party rights, including, without limitation the Intellectual Property Rights or any third party; (c) GH complies and will comply with all applicable laws, rules and regulations in connection with the performance of its obligations under this Agreement including, without limitations, laws relating to infringement and misappropriation of intellectual property rights, privacy and data security.

8.2 CLIENT represents and warrants to GH that (a) CLIENT is authorized to enter into this Agreement without the violation of any applicable law, rule or regulation or any right of contract with any third party; (b) CLIENT complies and will comply with all applicable laws, rules and regulations in connection with the performance of its obligations under this Agreement including, without limitations, laws relating to privacy and data security.

8.3 Except as expressly set forth in this agreement, GH hereby specifically disclaims any representations or warranties, express or implied, regarding the Services, including any implied warranty or merchantability of fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

9. Relationship of Parties.

The Parties will perform all of their duties under this Agreement as independent contractors. Nothing in this Agreement will be construed to give either party the power to direct or control the daily activities of the other Party, or to constitute the parties as principal and agent, employer and employee, franchisor and franchisee, partners, joint venturers, co-owners, or otherwise as participants in a joint undertaking. The Parties understand and agree that, except as specifically provided in this Agreement, neither Party grants the other Party the power or authority to make or give any agreement, statement, representation, warranty, or other commitment on behalf of the other Party, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on behalf of the other Party; or to transfer, release, or waive any right, title, or interest of such other Party.

10. Entire Agreement.

This Agreement (including the Exhibit A hereto) constitutes and contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. Each Party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein.

11. Modifications, Amendments, and Waivers.

This Agreement may not be modified or amended, including by custom, usage of trade, or course of dealing, except by an instrument in writing signed by duly authorized officers of both of the Parties hereto.

12. Counterparts.

This Agreement may be executed in counterparts each of which will be deemed an original and all such counterparts will constitute one and the same agreement.

13. Governing Law; Consent to Jurisdiction; Attorney’s Fees.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, is governed by and construed and enforced in accordance with the laws of the state of Nevada. Any litigation arising out of, in connection with or that relates in any way to this Agreement will be filed in a court of competent jurisdiction in Clark County, Miami, Florida. If any party to this contract institutes legal action (including, but not limited to: a lawsuit; alternative dispute resolution; arbitration; mediation; or the like) to enforce or interpret any provision of this agreement, then the prevailing Party is entitled to recover its reasonable attorney’s fees and costs related thereto.

14. Assignment.

This Agreement may not be transferred or assigned by either Party other than by operation of law or to either Party's lenders for collateral security purposes, without the prior written consent of the other Party, which consent will not be unreasonably withheld. Any attempt by either party to assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other Party is null and void.

15. Survival.

The provisions of this Agreement relating to payment of any fees or other amounts owed, payment of any interest on unpaid fees, confidentiality and warranties and indemnities will survive any termination or expiration of this Agreement.

16. Headings.

The headings in this Agreement are intended for convenience of reference and will not affect its interpretation.

17. Force Majeure.

No Party to this Agreement will be liable to the other Party for any failure or delay in fulfilling an obligation hereunder, if said failure or delay is attributable to circumstances beyond its control, including, but not limited to, any fire, terrorism, power failure, labor dispute or government measure (“Force Majeure”). The Parties agree that the deadline for fulfilling the obligation in question will be extended for a period of time equal to that of the continuance of the Force Majeure. Both Parties will use all commercially reasonable efforts to minimize the effect of the Force Majeure on its performance under this Agreement. Notwithstanding the continuance of an event of Force Majeure, neither Party may delay performance of its obligations under any circumstances by more than thirty (30) business days; otherwise the other Party may terminate this Agreement on written notice to the delaying Party.

18. Notices.

Any notice, approval, request, authorization, direction or other communication required or permitted by this Agreement will be in writing, sufficient upon receipt, when delivered (a) personally or by courier; (b) by overnight delivery service; (c) by confirmed facsimile or (d) five (5) days after being deposited in the US mail as certified or registered mail, addressed to the party to be notified at such Party’s address as set forth below, or as subsequently modified by written notice.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

19. Signature.

For and behalf of	For and behalf of
Global Humax Capital Management Inc.	Global Humax Cyprus Ltd.

/s/ Wolfgang Ruecker	/s/ Wolfgang Ruecker
Wolfgang Ruecker (CEO)	Wolfgang Ruecker (CEO)

Date March 3, 2015	Date March 3, 2015

Exhibit A

Duration	24 months (03/30/2015 – 03/29/2017)

Initial Set Up Fee	6,000.00 USD

Annual Fee (year 1 + 2)	10,000.00 USD (total amount is due at one time)

Transaction Processing	0.55 USD per transaction

Fraud Prevention Tool 3 D Secure	0.18 USD per 3 D Secure Transaction

/s/

/s/

Exhibit B

Commercial ClickDirectPay Volume Processing:	2%

Transaction Processing:	0.15 EUR/ Transaction

/s/	/s/

Date June 2, 2016	Date June 2, 2016